Exhibit 99.1

Appalachian Bancshares, Inc. Announces 20.6% Increase in Year to

Date Earnings, as Expansionary Activities Continue

Assets Grow to $743 Million

ELLIJAY, GA, October 27, 2006 – Appalachian Bancshares, Inc. (NASDAQ:APAB) today announced that net income for the first nine months of 2006 was $4.4 million, or $0.83 per diluted share, a 20.6% increase in net income when compared to $3.6 million, or $0.91 per diluted share, for the same period in 2005.

Total assets grew to $742.8 million as of September 30, 2006, compared to $546.3 million on September 30, 2005, an increase of 36.0%. Total loans grew 39.4% to $592.6 million on September 30, 2006, compared to $425.3 million on September 30, 2005. Total deposits grew to $599.3 million at September 30, 2006, compared to $452.7 at September 30, 2005, an increase of 32.4%.

Tracy Newton, Chief Executive Officer, said, “We are pleased with our performance during the first nine months of 2006. Regarding our previously announced expansionary objectives, we have successfully opened four full-service branches in new markets, including a branch in East Ellijay that opened on October 2, 2006. We also have opened loan production offices in North Carolina and Tennessee, which, also as previously announced, will become branches of our new thrift subsidiary that, subject to regulatory approvals, we expect to open during the first quarter of 2007. Non-interest expenses directly related to these expansionary activities were approximately $1.7 million during the first nine months of 2006. We believe, however, that this investment in these new markets will fuel the solid growth in assets, core deposits and revenues that our Company continues to enjoy.”

Annualized return on average assets for the first nine months of 2006 was 0.92%, compared to 0.96% for the same period in 2005. Annualized return on average shareholders’ equity for the first nine months of 2006 was 9.44%, compared to 12.87% for the same period in 2005. The net interest margin was 5.09% for the period ended September 30, 2006, compared to 4.72% for the same period a year ago.

The decline in return on average shareholders’ equity resulted, in large part, from the approximately $18.4 million increase in the Company’s equity, attributable to the issuance and sale of 1,265,000 common shares in a follow-on stock offering, completed in November of 2005, the proceeds of which are being used to capitalize the Company’s growth and expansionary activities. As mentioned, this decline is also attributable to the approximately $1.7 million increase in non-interest expenses related to the Company’s expansionary activities. Correspondingly, net income for the third quarter of 2006 remained substantially unchanged at $1.4 million when compared to the third quarter of 2005, whereas diluted earnings per share were $0.26 versus $0.35 for the same quarter of 2005.

Total revenue, net of interest expense, was $9.0 million and $25.2 million for the quarter and nine-month period ended September 30, 2006, respectively. This represented increases of 30.4% and 34.4% over the same periods in 2005. Revenue growth is a result of strong organic growth originating from the Company’s longstanding branches, as well as growth related to the Company’s expansionary activities. At September 30, 2006, approximately $31.4 million in loans, $3.7 million in premises and equipment, and $26.7 million in core deposits were attributable to the branches, and loan production offices, opened in 2006.

The Company’s book value per share was $12.54 as of September 30, 2006, compared to $10.30 per share on September 30, 2005, an increase of approximately 21.7%. The Company’s closing stock price on September 29, 2006 was $24.39.

Conference Call

The Company will hold a conference call on Friday, October 27, 2006, at 11:00 a.m. ET, to discuss its financial results and strategic initiatives and to entertain questions. Listeners will be able to participate in the question and answer session. The telephone number for the conference call is 1-877-407-9210. The conference call will also be available by webcast through the Company’s website, www.acbanks.net, by clicking on the Investor Relations section. A replay of the call will be archived on the Company’s website for one year.

About Appalachian Bancshares, Inc.

Appalachian Bancshares, Inc., based in Ellijay, Georgia, is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank, which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank, provides a full range of community banking services to individuals and to small and medium-sized businesses, through its eight full-service branches in North Georgia (Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville and McCaysville), as well as through loan production offices in Murphy, North Carolina and Ducktown, Tennessee. The Company’s common stock trades on the Nasdaq Global Market under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, Chief Executive Officer, or Joe Moss, President and Chief Operating Officer, at (706) 276-8160, with any questions or requests for additional information.

2

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Summary Results of Operations Data:
Interest income	$14,124	$9,266	$37,699	$24,617
Interest expense	6,188	3,209	15,350	8,227

Net interest income	7,936	6,057	22,349	16,390
Provision for loan losses	751	617	2,459	1,546

Net interest income after provision for loan losses	7,185	5,440	19,890	14,844
Noninterest income	1,049	834	2,846	2,363
Noninterest expense	6,355	4,190	16,266	11,895

Income before taxes	1,879	2,084	6,470	5,312
Income tax expense	491	694	2,108	1,696

Net income	$1,388	$1,390	$4,362	$3,616

Per Share Data:
Net income, basic	$0.27	$0.36	$0.85	$0.94
Net income, diluted	$0.26	$0.35	$0.83	$0.91
Book value	$12.54	$10.30	$12.54	$10.30

Weighted average number of shares outstanding:
Basic	5,169	3,881	5,160	3,842
Diluted	5,291	3,989	5,282	3,968

Performance Ratios:
Return on average assets(1)	0.80%	1.04%	0.92%	0.96%
Return on average equity(1)	8.70%	14.19%	9.44%	12.87%
Net interest margin(1) (2)	4.96%	4.90%	5.09%	4.72%
Efficiency ratio(3)	70.73%	60.80%	64.56%	63.43%

Growth Ratios and Other Data:
Percentage change in net income	-0.14%		20.63%
Percentage change in diluted net income per share	-25.71%		-8.79%

(1)	Annualized.
(2)	Taxable equivalent.
(3)	Computed by dividing noninterest expense by the sum of the net interest income and noninterest income.

	At September 30,
	2006	2005
Summary Balance Sheet Data:
Assets	742,786	546,338
Average earning assets	567,834	469,574
Investment securities	71,983	68,383
Loans	592,618	425,284
Allowance for loan losses	7,172	5,437
Deposits	599,348	452,653
Short-term borrowings	42,514	13,861
Accrued interest	1,202	626
Federal Home Loan Bank advances	25,500	30,400
Subordinated long-term capital notes	6,186	6,186
Other liabilities	3,150	2,633
Shareholders’ equity	64,886	39,979

Asset Quality Ratios:
Nonperforming loans to total loans	0.44%	0.33%
Nonperforming assets to total assets	0.39%	0.28%
Net charge-offs to average total loans	0.26%	0.11%
Allowance for loan losses to nonperforming loans	277.98%	390.31%
Allowance for loan losses to total loans	1.21%	1.28%

Growth Ratios and Other Data:
Percentage change in assets	35.96%
Percentage change in loans	39.35%
Percentage change in deposits	32.41%
Percentage change in equity	62.30%
Loans to deposits ratio	98.88%

APPALACHIAN BANCSHARES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$13,305	$8,538	$35,235	$22,711
Interest on securities:
Taxable securities	584	533	1,683	1,349
Nontaxable securities	161	161	508	488
Interest on deposits with other banks	6	6	24	13
Interest on federal funds sold	68	28	249	56

Total Interest Income	14,124	9,266	37,699	24,617

Interest Expense
Interest on deposits	5,592	2,751	13,793	6,908
Interest on short-term borrowings	187	70	343	150
Interest on Federal Home Loan Bank advances	275	284	848	877
Interest on subordinated long-term capital notes	134	104	366	292

Total Interest Expense	6,188	3,209	15,350	8,227

Net Interest Income	7,936	6,057	22,349	16,390
Provision for loan losses	751	617	2,459	1,546

Net Interest Income After Provision for Loan Losses	7,185	5,440	19,890	14,844

Noninterest Income
Customer service fees	413	380	1,200	1,032
Mortgage origination commissions	391	242	942	690
Other operating income	245	212	704	641

Total Noninterest Income	1,049	834	2,846	2,363

Noninterest Expenses
Salaries and employee benefits	3,820	2,356	9,690	6,335
Occupancy, furniture and equipment expense	733	495	1,900	1,536
Other operating expenses	1,802	1,339	4,676	4,024

Total Noninterest expense	6,355	4,190	16,266	11,895

Income before income taxes	1,879	2,084	6,470	5,312
Income tax expense	491	694	2,108	1,696

Net Income	$1,388	$1,390	$4,362	$3,616

Earnings Per Common Share
Basic	$0.27	$0.36	$0.85	$0.94
Diluted	$0.26	$0.35	$0.83	$0.91

Cash Dividends Declared Per Common Share	$—	$—	$—	$—

Weighted Average Shares Outstanding
Basic	5,169	3,881	5,160	3,842
Diluted	5,291	3,989	5,282	3,968

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands)

	September 30, 2006	December 31, 2005	September 30, 2005
Assets
Cash and due from banks	$28,403	$20,772	$13,532
Interest-bearing deposits with other banks	5,058	13,765	399
Federal funds sold	8,583	799	13,679

Cash and Cash Equivalents	42,044	35,336	27,610

Securities available-for-sale	71,983	71,570	68,383

Loans, net of unearned income	592,618	457,418	425,284
Allowance for loan losses	(7,172)	(6,059)	(5,437)

Net Loans	585,446	451,359	419,847

Premises and equipment, net	22,562	16,797	14,512
Accrued interest	6,587	4,751	4,048
Cash surrender value on life insurance	8,361	8,143	8,028
Intangibles, net	2,228	1,992	1,992
Other assets	3,575	2,658	1,918

Total Assets	$742,786	$592,606	$546,338

Liabilities and Shareholders’ Equity

Liabilities
Noninterest-bearing deposits	$57,509	$46,561	$46,913
Interest-bearing deposits	541,839	426,749	405,740

Total Deposits	599,348	473,310	452,653

Short-term borrowings	42,514	24,892	13,861
Accrued interest	1,202	728	626
Federal Home Loan Bank advances	25,500	24,950	30,400
Subordinated long-term capital notes	6,186	6,186	6,186
Other liabilities	3,150	2,715	2,633

Total Liabilities	677,900	532,781	506,359

Shareholders’ Equity
Preferred Stock, 20,000,000 shares authorized, none issued	—	—	—
Common stock, par value $0.01 per share, 20,000,000 shares authorized, 5,252,197 shares issued at September 30, 2006, 5,225,097 shares issued at December 31, 2005 and 3,956,797 shares issued at September 30, 2005	53	52	40
Paid-in capital	43,722	43,184	24,557
Retained earnings	22,118	17,757	16,250
Accumulated other comprehensive income (loss)	(307)	(468)	(168)
Treasury stock, at cost (75,973 shares at September 30, 2006 and 2005, and at December 31, 2005)	(700)	(700)	(700)

Total Shareholders’ Equity	64,886	59,825	39,979

Total Liabilities and Shareholders’ Equity	$742,786	$592,606	$546,338